Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Streamline Health Solutions, Inc.

Cincinnati, Ohio

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of (i) our report dated August 2, 2012 relating to the audit of the financial statements of Meta Health Technology, Inc. for the years ended December 31, 2011 and 2010, which were filed with the Company’s Form 8-K/A on October 31, 2012 and (ii) our report dated November 11, 2011 relating to the audit of the financial statements of Interpoint Partners, LLC for the year ended December 31, 2010, which was filed with the Company’s Form 8-K/A on February 21, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

December 11, 2012